Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-190697) on Form S-8 of Heatwurx, Inc. of our report dated April 14, 2015, except for Note 8 as to which the date is June 19, 2017, relating to our audit of the consolidated financial statements, and the financial statement schedules, as of December 31, 2014 and for the year ended December 31, 2014, which appears in this Annual Report on Form 10-K of Heatwurx, Inc. for the year ended December 31, 2015. Our report dated April 14, 2015, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Hein & Associates LLP

Irvine, California

June 19, 2017